Exhibit 99.2

REMEC Q4 Earnings Call – March 24, 2004

Operator

Good day, everyone, and welcome to this REMEC conference call. This call is being recorded. At this time for opening remarks, I’d like to turn the call over to Mr. Bob Shaner, interim chief executive officer. Please go ahead, sir.

Robert Shaner - REMEC - Interim CEO

Good afternoon. I’m Bob Shaner, I’m the interim CEO of REMEC, and with me today are Tom Waechter, our chief operating officer, and Winston Hickman, our chief financial officer. Before we start, Winston will read our Safe Harbor statement.

Winston Hickman - REMEC - CFO

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs, and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

Robert Shaner - REMEC - Interim CEO

Thanks, Winston. I’d like to start the call with some opening remarks, then I’ll ask Tom to discuss the status of our overall operations. I’ll then speak briefly about our progress in searching for a permanent CEO. Following these discussions, Winston will provide you a review of our financials for the fourth quarter and for our full 2004 fiscal year. And then following some final remarks, we’ll be happy to take your questions for the remainder of the time we have together today.

Let’s first start with the quarter. In line with our February 10th release, we reported record sales of $113 million, which was an increase of 8% sequentially and 51% year-over-year. While we’re pleased to report that this is the sixth consecutive quarterly increase in sales, we are disappointed to report a net loss of $34.7 million during the quarter. There were four important components to this loss: First, we had an operating loss of $8 million that came entirely from our commercial business. But on an EBITDA basis, we incurred a loss of approximately $3 million, so we are making some progress toward that absolutely important goal of cash profitability.

In addition to the operating loss, we had three additional charges in the fourth quarter that resulted in a net collective loss of $30.4 million: First, we took a $21 million charge related to our announced restructuring program and manufacturing relocation program. Earlier, we had calibrated these charges at $20 to $23 million, so we are reporting charges that are in line with our previous guidance. Secondly, we took charges of $9.5 million consisting of $8.4 million in inventory write-downs and reserve adjustments and increased receivable reserves of approximately $1.1 million. We had told you of these potential charges, but couldn’t quantify them at the time. Thirdly, we benefited from a $4.5 million gain from the early January sale of an investment we held. So the sum of the $22 million previously estimated charge, the $9.5 million previously announced and now quantified, and the investment gain totalled to $30.4 million of fourth quarter charges. I do want to note that approximately 50% of the charges are non-cash-related; however, the inventory provisions to reduce the amount — to reduce the amount of cash we can expect to realize from inventory reductions.

From a cash standpoint, we had $56 million on hand at the end of the quarter, which is a $3 million reduction from the $59 million we had at the end of October. And Winston will address our cash situation more fully in his remarks, but I want to reassure you that we are very comfortable with our cash position going forward.

With these basic financial results out of the way, let me spend a few minutes talking with you about the direction in which we are now taking REMEC. It’s been five weeks since I became the CEO of the company. My first priority has been to quickly assess where we are strategically, financially, and operationally. I’ve spent a great deal of time in town hall meetings talking with our extraordinarily dedicated employees. By the end of April, I will have visited and held these open forums in every single location where we have employees all around the world.

They have asked many great questions and have offered many constructive comments on how they think we can build an even stronger REMEC. Of one thing I am certain: Our employees are talented, they’re committed, and they’ve been working very hard to help us improve the performance of our business. I can tell you that I am very grateful for their strong efforts during this transition period, and I have committed to them that we will communicate with them regularly and management will be on receive more than on transmit. I’ve also communicated to them that we will provide them opportunities to improve themselves and assist them in reaching their career potential. They know our priority is clearly to return the company to profitability and to enhance the foundation for sustainable growth in the future. It is also obvious to me that they don’t just want to be on a team, they want to be on a winning team, and expect us to keep our commitments to them just as I expect us to keep our commitments to all of our stakeholders.

Next, I want to give you an early progress report, and we plan to have much more to report at our next conference call. I’ll characterize our activities in the past month in three dimensions: Strategic, operational, and management succession. First, I want you to know that we remain committed to REMEC’s core businesses and to our core competencies. To our customers, both the defense and the commercial side, REMEC stands for state-of-the-art engineering and excellence in component integration. We also stand for good customer value by continually driving down our costs.

To our shareholders and employees, we want to deliver profitability and growth. These objectives are obviously, I think, not easy to achieve simultaneously, particularly in the difficult industry environment experienced by our commercial activities over the last couple of years and after the period of rapid external growth we have experienced. But it’s now time to re-double our efforts to meet both objectives: Product excellence for our customers and financial profitability for our shareholders. If there is one thing I would like you to take away from this call, it is our renewed discipline in achieving these two objectives.

We, as the management of this company, want to reinforce the accountability that we have to all of our stakeholders. On the customer side, we will not change the basic recipe of maximizing our engineering content and minimizing our manufacturing costs. We believe our engineering capabilities should be focused on our core businesses and on our large customers, such as the Department of Defense, Nokia, Seimens and Samsung, just to name a few. The message we’re sending to our customers is that REMEC is streamlining its engineering, that we will divest or abandon certain high-risk projects and will make more — not less — engineering available to its key customers. This is a commitment.

Similarly, we are intensely focused on our supply chain to reduce costs, eliminate redundancies and improve our asset management. A lot has already been done with very positive results, but we recognize we have much more to do. The net result of this will be better financial predictability so that we can give our shareholders and the financial community at large future guidance that it can rely on.

In the short-term, as we continue to review our operations, we’ll probably appear to be less talkative than in the past. I want us to build a track record of meeting commitments, both internally and externally. I think our actions must produce results and that’s all that counts. At the present time, much of our work has just started, so I can speak more to our process and to our plans than I can to our decisions. Yet we have reached decisions on some actions, including the divestiture of some assets that account for a modest percentage of our revenues, but with unacceptable levels of operational losses. We have already decided to divest in one of our non-core assets, and I expect we’ll be able to announce this in the next several days. We’re looking closely at a couple of other non-core pieces of our business as potential divestitures, but we’re not quite ready to announce our specific plan today.

As we make more decisions, we will keep you informed, but again, I want to assure all of you that we are committed to achieving real results that will return us to real profitability; that we will focus our engineering dollars and excellence on core activities and customers; that we will further reduce our supply chain costs and assure ourselves that our engineering designs continue to support high-quality, highly attractive and cost-effective products.

I think this is probably a good time for Tom to step in and discuss the status of our operations in more detail. Tom?

Tom Waechter - REMEC - COO

Thanks, Bob. Good afternoon. On the operating side, we have two main areas of focus: Implementing our previously-announced restructuring and manufacturing relocation program and eliminating or divesting unprofitable business lines. Let me update you first on the restructuring and manufacturing relocation program.

At the beginning of the year, we announced a restructuring program aiming at approximately a 15% worldwide staff reduction. By the end of March, we will have reduced our headcount by almost 300 positions, which puts us at 40% of our goal. In Finland, by the end of March, our headcount will be down to 290 from 450 at the beginning of the year. We are nearing completion of transferring manufacturing of our recently-acquired Paradigm business to the Philippines.

We are continuing our consolidation activities and expect to approach the end of these activities by the middle of our fiscal year. By the end of March, we will have achieved annualized payroll cost savings of slightly in excess of $10 million, a very substantial step towards our overall $24 million payroll reduction program.

In addition to our manufacturing locations, we are reviewing every aspect of our supply chain economics. More specifically, we are continuing to leverage our volumes to obtain better prices from our suppliers. We are also increasingly moving our sourcing of supplies from European or higher-cost areas to Chinese, lower-cost areas. Our objective there is an annualized supply cost reduction of $20 million of which we have achieved approximately $6 million in the first two months of the year.

Equally important to these numbers is the intensity and determination with which we are pursuing these programs. We are currently working on more than 15 cost reduction projects. We are also more demanding with regard to the speed at which we expect these programs to be implemented.

With regard to the business conditions in our core segments, we are continuing to see strong customer demand in both defense and commercial activities. On the defense side, we continue to generate record revenues with good visibility based on a strong backlog. On the commercial side, our revenues increased sequentially by 13%. The drivers there continue to be strong subscriber growth in Asia, and particularly China, deployment of 3G networks in Europe and the upgrading of network capacity and speed in the U.S. Pricing remains challenging, but we are benefiting from rapidly-growing volumes and we are making progress with our offering of integrated products. We have recently been awarded two contracts from a major OEM for integrated solutions expected to ramp in the second half of this fiscal year.

With our regard to exiting certain business activities, we have identified three businesses accounting for less than 10% of our total revenues. We are nearly completion of the sale of one of them and expect to complete exiting the two others by the end of the second fiscal quarter. These businesses were significant contributors to our past losses, and exiting them will greatly help us reach our profitability goal. We will continue to make tough decisions on businesses that cannot contribute to our profits in a reasonable time frame.

I’ll turn it back to Bob.

Robert Shaner - REMEC - Interim CEO

Thanks, Tom. With regard to the search for a new, permanent CEO, the board has finished its analysis and has retained a search firm of McCray, Shriver, Echtal and Associates to assist the board with this process. A preliminary position description and specifications have been drafted, and they have commenced their work. While this process will take some time to review appropriate candidates, conduct interviews, do background checks, and reach a decision point, I’m committed to stay as long as it takes to recruit a first-class CEO to take REMEC to the next level of profitability and shareholder value. We are not gonna get in a rush with this process. I’ll stay here as long as it takes to get the right person.

Now I’d like to turn it over to Winston for a more in-depth financial discussion. Winston?

Winston Hickman - REMEC - CFO

Thanks, Bob. Bob highlighted the quarter numbers in terms of the main things that are driving the quarter, but let me give you a few insights into the sales and also the income statement and some of the balance sheet items. As Bob indicated, our fourth quarter sales of $113 million were in line with expectations and up for the sixth consecutive quarter. It’s of interest to note that if you look at those sales on a geographic basis, about $65 million were in North America, about $41 million in Europe, and the balance in Asia and the rest of the world. So that breaks down to kind of a 58% in North America, 36% in Europe, and about 6% in Asia and the rest of the world. That, interestingly enough, compares very, very closely to our full-year numbers. There’s not a material difference in the percentages as you look at the full year versus the fourth quarter.

For our top 10 customers, they accounted for about $70 million out of our total sales, or about 61% of total sales, and we’ve only got one customer that accounts for more than 10%. So if you stand back, as been stated before, we’ve got a very wide spread in our customer mix with no single customer being a predominant customer, and for the year you end up with about the same kind of split. Again, it’s a little bit higher, 63% for our top 10 customers and again, only one customer in the 10% category.

If you look at the profit picture, as Bob indicated, at a loss, really, the loss for the quarter of $34.7 was driven by the $30.4 million in one-time charges we took in the quarter. If you break down the restructuring and severance charges of about $11.2 million, about 40% of that was tied to severance. There’s another about 45% that’s tied to business exits that Tom had mentioned earlier, and then the remaining 15% or so is tied to the disposal of assets that we’re no longer gonna be using in our businesses.

The manufacturing and transition and the new product — excuse me, the new program startup issues were about $9.5 million, and that is fairly evenly spread between transition costs and new program start-ups. And Bob gave you the break-out on the receivables and inventory, which was really driven by the inventory number, which accounted for almost 90% of the total.

If you look at the gross profit lines, we’ve tried to give you some guidance in the earnings release on how these charges impacted gross profit, but approximately 2/3 of the total or $20 million impacted gross profits, so if you back those out of the gross profit number, our gross profit number is about 18%, excluding those items. If you look at operating expenses, that number, there’s about $10 million in operating expenses or the other third of the total. And that would make the same adjustment on the operating expenses.

And then, moving onto the balance sheet, if you look at inventory, it actually shows a decrease of about $4 million going down from $83 million to $79 million; however, there’s about half of the restructuring charges or the one-time charges we took in the fourth quarter, end up affecting the inventory balance. So that’s actually $15 million. So on a net basis, if you subtract the $4 million from the $15, our inventory grew by about $11 million in the quarter.

When we had the earnings release in December, we indicated that we were looking at somewhere in the neighborhood of about a $10 million increase based on what we were seeing at that point in time, so that increase was kind of in line with expectations. As we look forward, we believe we’re starting to see the inventory tip and expect some reductions on inventories as we move further into this year. Accounts receivable at $69 million, we’re at 55 days, that’s within one or two days of where we were at the end of last quarter. So the growth of receivables of $5 million is attributable to the volume growth.

And finally, looking at our cash balance of $56 million, as we look forward, we expect to see continued pressure on cash. Inventory’s gonna be a cash provider, but it will be slow at first and then will gain momentum as we move into — as we move through the year. On the negative side, receivables will grow, but that’s negative from a cash standpoint, positive from a growth standpoint on the business, but payables will come down as we reduce our inventory — primarily as we reduce our inventory levels. In addition, profitability is expected to be a drag at least through the first half of the year.

Overall, we’re addressing our cash to a number of initiatives and as Bob indicated, we are comfortable with our cash outlook. Bob?

Robert Shaner - REMEC - Interim CEO

Thanks, Winston. Before we get to your questions, let me make a couple of final remarks on our business. We have a strong space in defense business with a large backlog. We’re experiencing record profitability and an impressive outlook. The steps we are taking to accelerate REMEC’s return to profitability should provide this business with added resources on which to build its growth.

Our commercial business has been and remains a very essential part of our future. We remain confident that our recipe of focusing on our core product lines, leveraging our core competencies, producing high customer value, superb product performance, forward-looking engineering solutions that meet our customers’ needs, and utilizing low-cost manufacturing techniques and locations is absolutely sound. The revenue growth which we’ve experienced this past year and this past quarter are recognition of the soundness of our strategy, and we’re taking vigorous steps to support this strategy with reinforced operating strength. But we know time is of the essence and we’re working 7-by-24 to achieve our goals in as short a timeframe as possible.

Now, we’d like to spend the remaining time that we have together this hour answering your questions.

QUESTION AND ANSWER

Operator

Today’s question-and-answer session will be conducted electronically. If you’d like to ask a question, you may do so by pressing the star key, followed by the digit 1 on your touch-tone telephone. If you’re using a speaker phone, please release the mute function so your signal will reach our equipment. Again, that is star 1 if you have a question, and we’ll move first to Rob Crystal with Brandpoint Capital. Mr. Crystal, your line is open. Hearing no response, we’ll move onto Shawn Slayton with Ferris, Baker, Watts.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Hi, gentlemen, good afternoon.

Robert Shaner - REMEC - Interim CEO

Hi, Shawn.

Shawn Slayton - Ferris, Baker, Watts - Analyst

I guess, there’s an absence of guidance here and I guess that’s for a reason, but can you help us at least — I understand maybe the operating expenses and the margins are really a moving target, but can you help us bracket the near-term top line expectations in some fashion?

Winston Hickman - REMEC - CFO

We — you know, we’ve indicated before—

Shawn Slayton - Ferris, Baker, Watts - Analyst

Or at least a trajectory would be nice, thank you.

Winston Hickman - REMEC - CFO

We expect to see sales growth kinda’ quarter over quarter as we go through the year. We don’t expect to see the kind of growth that we saw last year, but we do expect to see quarter-over-quarter sales growth.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Okay, so maybe a low single digit or mid-single digit number on a sequential basis?

Winston Hickman - REMEC - CFO

I think that’s a safe assumption.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Okay, also, just the cash. You mentioned that there’s — if I’m interpreting this properly — 50% of the charges are related to cash? Are cash-related, is that correct?

Winston Hickman - REMEC - CFO

Right. That’s near — you got two pieces, Shawn, that you gotta be sensitive to. The first is the near-term cash impact. So 50% of that has got near-term cash impact. And there’s a window on that. The other piece, as Bob indicated in his comment, is that the reserves that we took on inventory are not likely to turn into cash just because as we’ve lock — looked at them, we just don’t see the value there.

Robert Shaner - REMEC - Interim CEO

Shawn, I want to add that while Winston’s comments we think are directionally correct on revenues, clearly our focus continues to be growing the business, but at the same time, as we divest these non-core assets—

Shawn Slayton - Ferris, Baker, Watts - Analyst

Right.

Robert Shaner - REMEC - Interim CEO

That I expect us to divest — I mean, our focus is on profitability primarily, and secondarily on growth of the business.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Okay, understood. I’ll yield the floor for now, maybe circle back later. Thanks, guys.

Robert Shaner - REMEC - Interim CEO

Thank you.

Operator

Moving on, we’ll hear from Sam Speed from Speed Equity.

Sam Speed - Speed Equity - Analyst

Um yeah, can you get into the past practice of selling at full gross margin formally written off inventory, and what should the pro forma cash be in the next quarter and the quarter after? That’s question one.

Winston Hickman - REMEC - CFO

Very little.

Sam Speed - Speed Equity - Analyst

What do you mean very little?

Winston Hickman - REMEC - CFO

I said very little. We’re not — we have very little of that inventory left, and we’d expect to have very little of that zero-value inventory that we’ll sell.

Sam Speed - Speed Equity - Analyst

And what is the cash look like next quarter?

Winston Hickman - REMEC - CFO

We haven’t given any specific projections on that. What we’re saying right now is we’re comfortable with our cash position.

Sam Speed - Speed Equity - Analyst

Okay, but are the payables gonna get paid?

Winston Hickman - REMEC - CFO

Absolutely. If they weren’t, we wouldn’t be comfortable with our cash position.

Sam Speed - Speed Equity - Analyst

Well, okay, I’ll circle back later then, thanks.

Operator

Moving on, we’ll hear from Dale Pfau with CIBC World Markets.

Dale Pfau - CIBC World Markets - Analyst

Thanks, guys. Hope you can hear me. I’m on a plane.

Robert Shaner - REMEC - Interim CEO

Go on, Dale.

Dale Pfau - CIBC World Markets - Analyst

In the past, you’ve — something was said that you probably do on the order of about 500 through the fiscal ‘05 year. Is that still your target?

Winston Hickman - REMEC - CFO

Yeah, Dale, we’re in that range as we said, the businesses that we will divest are sales of 10% or less of our projected revenues, so we think we’re still in that range.

Dale Pfau - CIBC World Markets - Analyst

Still in that range? And do you have any idea when we might be able to see a return to EBITDA-positive or cash flow-positive or any kind of metric on when during the next fiscal year we can look for those kind of financial metrics?

Winston Hickman - REMEC - CFO

I think you need to go back to what we said earlier. You know, we’re going to be short on future guidance on this thing, you can rest assured that EBITDA-positive and cash-positive and profitability are our primary driver, but we’re going — but what we want you to do is look at us perform.

Robert Shaner - REMEC - Interim CEO

And we don’t mean to duck the question, because we feel pretty confident about where we’re headed. It’s just it’s very difficult right now, especially with me just coming on board and with some of the decisions we’re making, to be able to say it’s gonna be second quarter or third quarter or slice it quite that finely today.

Dale Pfau - CIBC World Markets - Analyst

And one last question: I missed part of the call, can you give me any kind of indication what your book-to-bill trends are or your current backlog for your commercial? Book-to-bill tends to be helpful.

Winston Hickman - REMEC - CFO

Yeah, we obviously have announced in the past our defense book-to-bill and that’s still very healthy, Dale. I think we ended the year about 1.6 to 1. We’re continuing to see strong order intake and forecast out of our commercial business. As you know, a good majority of our commercial business is shipped into distribution centers and our customers pull out of there, so not a lot of firm backlog in that area. We are seeing a growth with a couple of our significant OEMs both in Europe and the Americas that encourage us, that we’re seeing the pipeline continue to fill up.

Dale Pfau - CIBC World Markets - Analyst

Great, thanks.

Winston Hickman - REMEC - CFO

Thanks, Dale.

Operator

Now we’ll hear from Mark Jordan with AG Edwards.

Mark Jordan - AG Edwards - Analyst

Good afternoon, gentlemen. First, can you give us some color on or greater description on a customer base? I realize that you’re hesitant to name some, but can you talk about the breadth or the number of contracts you’ve won and how diversified your commercial book of business is?

Robert Shaner - REMEC - Interim CEO

Yeah, we do continue, Mark, we do continue to increase our customer base, and a couple of the wins we announced let’s say six to nine months ago with major OEMs, one was North American-based, the other in Europe — we have with the North American-based customer have introduced about five new products with them over the last six months and those are now starting to hit volume production, so those are ramping very nicely. With the one major European OEM for UMTS power amplifiers, we’re continuing to see a healthy increase in demand and that product’s getting more mature for us in the manufacturing cycle, so we’re getting more efficiencies out of that. We did see some growth with direct business to the network operators, one of those network operators in North America popped into the top ten this past quarter. Previously they weren’t there, so we’re seeing really nice growth there. And again, continued growth across the defense contractors.

Mark Jordan - AG Edwards - Analyst

Thank you. Second question related to you know, the major wireless OEMs and carriers: Has there been concern expressed by the customer base about the on-going losses in managerial turmoil that might be hindering your marketing capabilities?

Robert Shaner - REMEC - Interim CEO

No, not particularly. We’ve had a number of discussions and questions. I’ve had a number of conversations with people on the telephone, and I think in general, I mean, the proof’s in the pudding, but I think in general we’ve had good conversations, people have seemed to resonate with the kinds of actions that we’re looking at and the kinds of actions that we’re planning on taking. And our absolute intense focus on the operations of the business in getting back to profitability, and then along with that, meeting our commitments — both our commitments internally to our employees and meeting our external commitments to people like yourselves and ultimately all of our shareholders.

Mark Jordan - AG Edwards - Analyst

Thank you.

Robert Shaner - REMEC - Interim CEO

You bet.

Operator

Now we’ll hear from Rich Valera with Needham and Company.

Robert Shaner - REMEC - Interim CEO

Hi, Rich.

Rich Valera - Needham and Company - Analyst

Hi, guys. I just wanted to make sure I was clear on the cash impact of the charges. Am I reading you right in saying there’s an additional likely $15 million of cash impact I guess over the first maybe couple quarters from the cash charges — from the charges you took this quarter?

Winston Hickman - REMEC - CFO

Yeah, and it’s probably short — it’s shorter than that primarily. Most of that will be near-term, which is less than two quarters.

Rich Valera - Needham and Company - Analyst

Okay. And then just trying to look at your baseline model going forward, this quarter you were at about an 18% gross margin, 26% operating expenses. Clearly those need to sort of converge to get to break even. As you divest these businesses, do we think the bulk of the improvement comes out of the operating expense line? I’m just trying to think of how we should see the two components there trending as we try to get you guys to break even.

Winston Hickman - REMEC - CFO

Yes, Rich, there’s really a combination. The reduction of the manufacturing in Finland and to bring up in China, that savings plus the supply chain savings of the moving from purchasing materials in Euros in Europe over to China hit the gross margin line primarily. The majority of the 15% restructuring is happening below the line in the operating expenses and we’ll have a significant impact on reducing the operating expenses. The businesses that were divesting ourselves of were heavy in operating expenses and very light on revenue, so that will tend to have more of an impact below the line, and those combinations of things we believe start shaping up the model so we can drive the much lower percentage than 26% on the operating expenses.

Rich Valera - Needham and Company - Analyst

Great, when you guys — it sounded like you may have announced one of those business divestitures over the relatively near-term. Will you give any sense at that time of operating losses associated with that business or revenue associated with it?

Winston Hickman - REMEC - CFO

Ah, we haven’t made a decision in that regard, Rich. It’s gonna kinda’ depend, you know. The problem with doing too much in that regard is if we start tooting our horn because we’ve sold a business that we don’t like because of this, that, and the other, that is not the message we want to send to the buyer.

Robert Shaner - REMEC - Interim CEO

Rich, in addition to that, I don’t want us to lead anyone astray. These are important decisions we’re making about divesting these smaller pieces of our non-core business, they’re very important, they are distracting to us, they take an abnormal amount of resource and our time to try to tend to them. So from a variety of standpoints, they’re not beneficial for REMEC going forward. However, when you look at our core business, which really is filters and amplifiers, we know we still have a lot of work to do there to get our cost structure down where it needs to go.

Our cost curve has to drop much more quickly than the pricing curve, and none of us here live under any illusions that our curve is gonna rise in the near to mid-term at all. If it does, that would be a nice bluebird to fly in our window, but we don’t expect that to take place. What we expect is that we are gonna have to continue to find more and more ways faster and faster to lower our costs so that we can are more and more competitive in the marketplace.

And so that’s where we’re trying to get. We are trying to get some of these things that take too much of Tom’s time, too much of Winston’s time, too much of our operating people’s time and try to get those to people, because they have value to people who see them as core for their particular area of expertise or their particular business. For us, they’re just a little bit too much off to the side for us to be able to spend that kind of time and effort on. We want to spend our time and effort on those big pieces of our business, which, as I said, are primarily filters, amplifiers, TMAs.

Rich Valera - Needham and Company - Analyst

The new program that you identified where you had significant start-up costs this quarter, can you give us a sense of where that program stands with respect to whether it’s shipping in volume to the customer now, whether you have it — if you have to re-design it or whatever you have to do to get that program to acceptable margins, sort of you know — and how much of a drag might that program be going forward until you get it sort of dialed in, in terms of the cost structure?

Winston Hickman - REMEC - CFO

Let me make a couple comments, then I’ll let Tom comment about where we’re at on the performance. We did not indicate it was a single program. What we had — what we said was from — some start-up programs, and I think if you’ll recall in our prior conversations, we have a number of programs that are in the start-up phase,, which has been a great news from the standpoint of helping us drive volume, but it’s also when you have the percentage that we have in this area, it has a tendency to negatively impact your gross profit and that’s really kinda’ what’s going on with that. As we have more than one — multiple — in this area. I’ll let Tom talk about the second half of your question.

Tom Waechter - REMEC - COO

Rich, this was one of the products in our core business, obviously. We had difficulties in the factory in ramping it up, we had some process issues, we also had you know, some issues with getting up the volume ramp. We are now shipping that product in volume. We did not require any major re-design to it. There was some coding changes and some minor changes within the unit, but no major re-design, so we really didn’t absorb a lot of additional R&D costs. It was mostly around the manufacturing and material side, and it prevented with us that delay to getting to housings that were less expensive. We were still in the machine housing avenue rather than the casting, and that cost us a little of additional cost in the bill of materials. We’re getting beyond that now. We are getting up the ramp. We don’t believe there’s gonna be any design changes going forward, so we should be able to get some of those additional cost improvements cut in.

Rich Valera - Needham and Company - Analyst

Thanks, that’s helpful, Tom.

Operator

Our next question comes from Rob Crystal with Brentpoint Capital.

Rob Crystal - Brentpoint Capital - Analyst

Actually, my question had been answered on the losses on the businesses you were divesting, thanks.

Robert Shaner - REMEC - Interim CEO

Thanks.

Operator

As a reminder, it is star 1 if you have a question today. We’ll move onto Ferris Baker Watts with a follow-up from Shawn Slayton.

Shawn Slayton - Ferris, Baker, Watts - Analyst

You mentioned in your press release, the pricing pressure. It’s — at least some of the sentiment from CTIA from your peers is that some pricing authority is returning to the sub-systems vendors, is that — I mean, when do you think that your business may reflect that — I guess it seems to follow — was there some lower-margin business that was written that we’re slowly working off? Thanks.

Tom Waechter - REMEC - COO

There continues, as we mentioned, Shawn, to be some difficult pricing pressure in the market. We do, you know, anticipate that as the volumes grow in — and capacity gets tighter that that will improve, but it’s very difficult for us to pinpoint the timing of that in the market, so as Bob mentioned, what we are doing with our business structure with our business model is we are planning for the worst in that area. If it gets better, then that will be an upside for us. So at this point, you know, we are planning on a very aggressive pricing environment and being able to participate profitably in that environment.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Okay, on the dollar amounts you mentioned for the cost reductions — is all that going to be realized exiting your fiscal ‘05?

Tom Waechter - REMEC - COO

Yeah, as I mentioned, from a payroll reduction standpoint, that will all be done by the end of our second quarter.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Q2, okay.

Tom Waechter - REMEC - COO

And right now where we stand, we’re about 40% into that, so we’ve got a really good jump on it. We’ve moved quickly.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Also, in the other segment of the cost reductions, that carries throughout the year?

Tom Waechter - REMEC - COO

Yes. Well, you know, as a supply chain, that’s gonna be a year-long effort, as I mentioned, out of our $20 million goal after two months we’re already at $6 million, but that will carry through the rest of the year, specifically bringing up the supply chain in China. We’ll — that will stretch through the entire fiscal year.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Great, just housekeeping, Winston. Can you give me your cash flow operating, investing and financing?

Winston Hickman - REMEC - CFO

Say again.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Can you just give the statement of cash flow, just the absolute numbers, the operating and investing and financing?

Winston Hickman - REMEC - CFO

I don’t have it with me, Shawn.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Okay, that’s all right.

Winston Hickman - REMEC - CFO

Let me make one comment on you know, some of the restructuring Tom addressed. I mean, you’re aware of the 60-day rule on recognizing severance costs and so-on. And some of the activities we got planned for later in the year go beyond that 60 days, so we will have some additional amount of those charges as we move into some of the next quarters as we go forward. They shouldn’t be large, but as we see it right now, but there could be — there will be some.

Shawn Slayton - Ferris, Baker, Watts - Analyst

Okay. And last question here: So, if I’m interpreting this press release correctly, there’s of this $30 million in charges, $20 million’s in cogs and you’ve broken out another $6.8, does that mean there’s another $3.5 million of charges in SG&A?

Winston Hickman - REMEC - CFO

Yes, there is. There’s $6 million down there in restructuring, then there’s another $4 million in G&A, primarily, and it’s all in SG&A.

Shawn Slayton - Ferris, Baker, Watts - Analyst

So approximately $4 million in SG&A. Okay, thanks, guys.

Robert Shaner - REMEC - Interim CEO

Thank you, Shawn.

Operator

We’ll hear from Earl Lumme with CIBC World Markets.

Earl Lumme - CIBC World Markets - Analyst

Good afternoon, gentlemen. Had some questions with regards to UMTS. Our most recent visits out in the European market indicate that UMTS is beginning to see a rapid rollout. Can you talk a little bit about how that is impacting both your TMAs and your power amps? Are you seeing market share gains at your key customers at this point in time or are things pretty much static in regards with where you sit with your key customers and accounts in the two product areas?

Tom Waechter - REMEC - COO

With our — with those two specific areas you mentioned, the power amplifiers and TMAs, that has been the area of our most rapid growth in the commercial business, so we are seeing that uptick in the market and a lot of it is coming through, you know, those European channels. So, it’s definitely happening. You know, will that continue at that pace? It’s hard to tell at this point, but it is definitely picked up in intensity and, you know, we’d like to see that continue.

Earl Lumme - CIBC World Markets - Analyst

Tom, has your shares stayed relatively the same there at those key markets or do you believe you’ve actually picked up share?

Tom Waechter - REMEC - COO

I think particularly on TMAs, I think we’ve picked up share. Those products are performing extremely well in the market. I think in PA’s, because of now having a larger depth and breadth of products, bringing Paradigm in has definitely helped us, so I would say we’re gaining some market share there. The pickup in the market is also helping us. The area that’s most obvious of market share gains is with the TMAs.

Earl Lumme - CIBC World Markets - Analyst

Okay, and then just one follow-up. With regards to the carrier market in the U.S., are you seeing a better-than-traditional first quarter than what we would expect to see in the industry and its demand from the carrier market really starting to improve on a sequential basis from Q4?

Tom Waechter - REMEC - COO

We had a really strong Q4, as you know we brought on some new customers as I mentioned, one of those customers popped into our top ten customer list in volume for the quarter. So, I don’t believe that our first quarter is going to increase from the fourth quarter at this point, although during the year we do see a growth in that area.

Earl Lumme - CIBC World Markets - Analyst

Okay, great, thank you very much.

Robert Shaner - REMEC - Interim CEO

You’re welcome.

Operator

Now we’ll hear from Justin Martos with Graham.

Robert Shaner - REMEC - Interim CEO

Justin?

Operator

Hearing no response, we’ll go to Sam Speed with Speed Equity.

Sam Speed - Speed Equity - Analyst

Can you walk me through the inventory charge versus the inventory bill that you anticipate in the next quarter?

Winston Hickman - REMEC - CFO

Say again?

Sam Speed - Speed Equity - Analyst

Took an inventory charge in the past quarter.

Winston Hickman - REMEC - CFO

Right.

Sam Speed - Speed Equity - Analyst

And indicated that X the charge or inventory would be higher.

Winston Hickman - REMEC - CFO

Well, what we said was is that inventory went down — excuse me, about $4 million as a result of the $15 million in charges that we took. So, if you subtract the 4 from the 15, you actually end up with an increase of $11 million. A piece of that was associated with our defense business, which is continuing to grow, but that the lion’s share of it was associated with a commercial business. And it’s been tied to a couple things: One is the duplication of inventory that we got in Finland and China, so we’ve really had two factories going on and we’ve had to support two factories that’s going on there; the second thing that’s been happening to us is that we’ve had a lot of demand in these depos that we’re — that our customers pull out of, and so there’s been some increase associated with that. And then there’s just been some increase that we expected to come along as a result of you know, getting this inventory to start moving down as we start implementing our inventory reduction programs.

Sam Speed - Speed Equity - Analyst

When do you anticipate inventory starting to move down?

Winston Hickman - REMEC - CFO

Yeah, we’re seeing indications that it’s beginning to flatten out, but we’re — we don’t expect to see significant reductions until after this quarter.

Sam Speed - Speed Equity - Analyst

Okay, thank you.

Operator

And as a reminder, it is star 1 if you do have a question today. And gentlemen, it appears we have no further questions.

Robert Shaner - REMEC - Interim CEO

All right, well thank you very much for your time and we’ll end the call now.

Operator

AND THAT DOES CONCLUDE TODAY’S CONFERENCE. WE THANK YOU FOR YOUR PARTICIPATION AND HAVE A GOOD DAY